Exhibit 99.1

ITC Holdings Reports Increased Fourth Quarter and Year-End 2012 Results

Highlights

•             Full-year 2012 operating earnings of $4.14 per diluted common share; full-year 2012 reported earnings of $3.60 per diluted common share

•             Fourth quarter 2012 operating earnings of $1.09 per diluted common share; fourth quarter 2012 reported earnings of $0.92 per diluted common share

•             Full-year 2012 capital investments of $819.8 million

•             Reaffirmed 2013 operating earnings per share guidance of $4.80 to $5.00 per diluted share and capital expenditure guidance of $760 to $860 million

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except per share data)	2012	2011	2012	2011
OPERATING REVENUES	$221,646	$201,610	$830,535	$757,397

REPORTED NET INCOME	$48,256	$42,663	$187,876	$171,685

OPERATING EARNINGS	$56,913	$44,863	$216,296	$174,048

REPORTED DILUTED EPS	$0.92	$0.82	$3.60	$3.31

OPERATING DILUTED EPS	$1.09	$0.86	$4.14	$3.35

NOVI, Mich., February 27, 2013, ITC Holdings Corp. (NYSE: ITC) today announced its results for the fourth quarter and year-ended December 31, 2012.  Reported net income for the quarter, measured in accordance with Generally Accepted Accounting Principles (GAAP), was $48.3 million, or $0.92 per diluted common share, compared to $42.7 million or $0.82 per diluted common share for the fourth quarter of 2011.  For the year ended December 31, 2012, reported net income was $187.9 million, or $3.60 per diluted common share, compared to $171.7 million, or $3.31 per diluted common share for the same period last year.

Operating earnings for the fourth quarter were $56.9 million, or $1.09 per diluted common share, compared to operating earnings of $44.9 million, or $0.86 per diluted common share for the fourth quarter of 2011. For the year ended December 31, 2012, operating earnings were $216.3 million, or $4.14 per diluted common share, compared to operating earnings of $174.0 million, or $3.35 per diluted common share for the same period last year.  Operating earnings are non-GAAP measures that exclude the impact of after-tax expenses for the following items:

•                  After-tax expenses associated with the Entergy Corporation (Entergy) transaction of  approximately $8.6 million or $0.17 per diluted common share and $20.1 million or $0.38 per diluted common share for the fourth quarter and year ended December 31, 2012, respectively, and approximately $7.0 million, or $0.13 per share for both the fourth quarter and year ended December 31, 2011.

•                  After-tax expenses associated with the estimated refund liability recorded for certain acquisition accounting adjustments for ITC Midwest, ITCTransmission and METC resulting from the FERC audit order on ITC Midwest issued in May 2012 of approximately $8.3 million or $0.16 per diluted common share for the year ended December 31, 2012.

•                  An after-tax gain associated with the adoption of the Michigan Corporate Income Tax (CIT) of approximately $4.6 million or $0.09 per share for both the fourth quarter and year ended December 31, 2011.

Operating earnings for the fourth quarter and year ended December 31, 2012 increased by $12.0 million, or $0.23 per diluted common share, and $42.2 million, or $0.79 per diluted common share, respectively, compared to the same periods last year.  The increases in both periods were largely attributable to higher income associated with increased rate base and AFUDC at our operating companies. For the year-ended December 31, 2012, this increase was partially offset by lower revenues associated with the final amortization of the ITCTransmission rate freeze revenue deferral which expired in May 2011.

ITC invested $819.8 million in capital projects at its operating companies during the year-ended December 31, 2012, including $231.2 million, $149.0 million, $343.3 million and $96.3 million at ITCTransmission, METC, ITC Midwest and ITC Great Plains, respectively.

“As ITC marks its 10th anniversary, we are pleased to report another year of strong performance and continued success in delivering on the commitments we have made to our customers and shareholders”, said Joseph L. Welch, chairman, president and CEO of ITC.  “These results are the culmination of our overarching strategy of investing in our core systems to achieve operational excellence and building on our leadership position to develop a 21st century transmission system, all while maintaining our status as an independent transmission company.  As we look forward to 2013, we remain focused on completing our transaction with Entergy, which supports our strategy and represents a natural extension of our independent business model into the Mid-South region, while also building on our stand-alone plans.”

EPS and Capital Expenditure Guidance

For 2013, ITC is reaffirming its full year operating earnings per share guidance of $4.80 to $5.00, excluding any impact of the Entergy transaction announced on December 5, 2011.  ITC is also reaffirming its 2013 capital guidance of $760 to $860 million, which includes $200 to $230 million, $160 to $180 million, $270 to $300 million and $130 to $150 million for ITCTransmission, METC, ITC Midwest and ITC Great Plains, respectively.

Fourth Quarter 2012 Operating Earnings Financial Results Detail

ITC’s operating revenues for the fourth quarter of 2012 increased to $221.6 million compared to $201.6 million for the fourth quarter of 2011.  This increase was primarily due to higher revenue requirements attributable to higher rate base at our regulated operating subsidiaries and higher recoverable operating expenses, as well as an increase in regional cost sharing revenues due to additional capital projects being placed in-service that have been identified by the Midwest ISO (MISO) as eligible for regional cost sharing.

Operation and maintenance (O&M) expenses of $31.6 million decreased by $5.2 million compared to the same period in 2011. This decrease was due to lower vegetation management expenses and a decrease in activities associated with surveying transmission overhead lines.

General and administrative (G&A) expenses of $24.2 million were $4.8 million higher compared to the same period in 2011.  Amounts reported for the fourth quarter 2012 and 2011 exclude $9.1 million and $8.4 million, respectively, of pre-tax expenses related to the Entergy transaction.  This increase was primarily due to higher compensation-related expenses and an increase in other professional services.

Depreciation and amortization expenses of $28.1 million increased by $3.4 million compared to the same period in 2011 due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $15.5 million were $1.7 million higher than the same period in 2011. This increase was due to 2011 capital additions at our regulated operating subsidiaries, which are included in the tax base for 2012 personal property taxes.

Interest expense of $38.8 million increased by $1.9 million compared to the same period in 2011 due primarily to higher borrowing levels to finance capital investments.

The effective income tax rate for the fourth quarter of 2012 was 36.3 percent compared to 39.9 percent for the same period last year.  Amounts reported for the fourth quarter of 2012 exclude approximately $0.5 million of income taxes associated with the Entergy transaction.  Amounts reported for the fourth quarter of 2011 exclude the impacts of a one-time reduction to the income tax provision of $4.6 million associated with the adoption of the CIT and income taxes of approximately $1.6 million associated with the Entergy transaction.

Year-End 2012 Operating Earnings Financial Results Detail

ITC’s operating revenues for the year ended December 31, 2012 increased to $841.5 million, excluding approximately $11.0 million in reduction to revenues associated with the ITC Midwest FERC audit related refunds recorded for ITCTransmission, METC and ITC Midwest, compared to $757.4 million from the same period last year. This increase was primarily due to higher revenue requirements attributable to higher rate base at our regulated operating subsidiaries and higher recoverable operating expenses, as well as an increase in regional cost sharing revenues due to additional capital projects being placed in-service that have been identified by MISO as eligible for regional cost sharing.  Partially offsetting these increases was the impact of the elimination of the amortization of the ITCTransmission rate freeze revenue deferral in May 2011.

O&M expenses of $121.9 million were $7.3 million lower for the year ended December 31, 2012 compared to the same period in 2011. This decrease was due to increased cost efficiencies associated primarily with substation, breaker and relay maintenance activities, partially offset by higher vegetation management expenses, a decrease in activities associated with surveying transmission overhead lines and lower operating and training expenses.

G&A expenses of $85.7 million were $11.5 million higher compared to the same period in 2011. Amounts report for the year-ended December 31, 2012 and December 31, 2011 exclude approximately $26.4 million and $8.6 million of pre-tax expenses associated with the Entergy transaction, respectively.  The increase for the period was due to higher compensation-related expenses, higher general business expenses associated with increased information technology support and higher other professional services. The increase was also attributable to the recognition of the Kansas V-Plan Project regulatory asset which reduced expenses in 2011 and did not reoccur in 2012.

Depreciation and amortization expenses of $106.5 million increased by $11.5 million for the year-ended December 31, 2012 compared to the same period in 2011. This increase was primarily due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $59.7 million were $6.3 million higher compared to the same period in 2011. This increase was due to 2011 capital additions at our regulated operating subsidiaries, which are included in the tax base for 2012 personal property taxes.

Interest expense of $154.4 million, which excludes the impact of $1.3 million of interest on the ITC Midwest FERC audit related refund recorded at ITCTransmission, METC and ITC Midwest, increased $7.5 million compared to the same period in 2011 due primarily to higher borrowing levels to finance capital investments.

The effective income tax rate for the year ended December 31, 2012 was 35.7 percent compared to 36.7 percent for the same period in 2011. Amounts reported for the year ended December 31, 2012 exclude income taxes of $6.5 million associated with the Entergy transaction and income taxes of $4.8 million associated with the ITC Midwest FERC audit related refund recorded at ITCTransmission, METC and ITC Midwest.  Amounts reported for the year ended December 31, 2011 exclude the impacts of a one-time reduction to the income tax provision of $4.6 million associated with the adoption of the CIT and income taxes of approximately $1.6 million associated with the Entergy transaction.

Fourth Quarter and Year-End Conference Call and Webcast

ITC will conduct a webcast and conference call at 11 a.m. Eastern on Thursday, February 28, 2013.  Joseph L. Welch, chairman, president and CEO, will provide a business overview, and Cameron M. Bready, executive vice president and CFO, will discuss the financial results. Individuals wishing to participate in the conference call may dial toll-free 877-644-1296 (domestic) or 914-495-8555 (international); there is no passcode.  A listen-only live webcast of the conference call, including accompanying slides and the earnings release, will be available on the company’s investor information page.  The conference call replay, available through Tuesday, March 5, 2013, can be accessed by dialing 855-859-2056 (toll free) or 404-537-3406, passcode 93804905. The webcast will be archived on the ITC website.

Other Available Information

More detail about the year-end 2012 results may be found in ITC’s Form 10-K filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-K can be found at our website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us through our website.

About ITC Holdings Corp.

ITC Holdings Corp. (NYSE: ITC) is the nation’s largest independent electric transmission company. Based in Novi, Michigan, ITC invests in the electric transmission grid to improve reliability, expand access to markets, lower the overall cost of delivered energy and allow new generating resources to interconnect to its transmission systems. ITC’s regulated operating subsidiaries include ITCTransmission, Michigan Electric Transmission Company, ITC Midwest and ITC Great Plains. Through these subsidiaries, ITC owns and operates high-voltage transmission facilities in Michigan, Iowa, Minnesota, Illinois, Missouri, Kansas and Oklahoma, serving a combined peak load exceeding 26,000 megawatts along 15,000 circuit miles of transmission line. Through ITC Grid Development and its subsidiaries, the company also focuses on expansion in areas where significant transmission system improvements are needed. For more information, please visit ITC’s website at www.itc-holdings.com. (itc-ITC)

GAAP v. Non-GAAP Measures

ITC’s reported earnings are prepared in accordance with GAAP and represent earnings as reported to the Securities and Exchange Commission.  ITC’s management believes the company’s operating earnings, or GAAP earnings adjusted for specific items as described in the release, provide a more meaningful representation of the company’s fundamental earnings power.  However, such measures should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains certain statements that describe our management’s beliefs concerning future business conditions, plans and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects”

and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable.  Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our Form 10-K filed with the Securities and Exchange Commission.

Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong.  Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.

Investor/Analyst contact: Gretchen Holloway, 248-946-3595; gholloway@itctransco.com

Media contact: Robert Doetsch, 248-946-3493; rdoetsch@itctransco.com

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands, except per share data)	2012	2011	2012	2011
OPERATING REVENUES	$221,646	$201,610	$830,535	$757,397
OPERATING EXPENSES
Operation and maintenance	31,627	36,802	121,941	129,288
General and administrative	33,300	27,875	112,091	82,790
Depreciation and amortization	28,059	24,643	106,512	94,981
Taxes other than income taxes	15,515	13,810	59,701	53,430
Other operating (income) and expense — net	(183)	(233)	(769)	(844)
Total operating expenses	108,318	102,897	399,476	359,645
OPERATING INCOME	113,328	98,713	431,059	397,752
OTHER EXPENSES (INCOME)
Interest expense	38,816	36,927	155,734	146,936
Allowance for equity funds used during construction	(7,200)	(4,621)	(23,000)	(16,699)
Other income	15	(692)	(2,401)	(2,881)
Other expense	1,500	853	4,218	3,962
Total other expenses (income)	33,131	32,467	134,551	131,318
INCOME BEFORE INCOME TAXES	80,197	66,246	296,508	266,434
INCOME TAX PROVISION	31,941	23,583	108,632	94,749
NET INCOME	$48,256	$42,663	$187,876	$171,685
Basic earnings per common share	$0.93	$0.83	$3.65	$3.36
Reported diluted earnings per common share	$0.92	$0.82	$3.60	$3.31
Operating diluted earnings per common share	$1.09	$0.86	$4.14	$3.35
Dividends declared per common share	$0.378	$0.353	$1.460	$1.375

RECONCILIATION OF REPORTED NET INCOME (GAAP) TO OPERATING EARNINGS (NON-GAAP MEASURE)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
Reported net income	$48,256	$42,663	$187,876	$171,685
Pre-tax Entergy transaction related expenses	9,100	8,416	26,555	8,616
Pre-tax liability for audit related refund	102	—	13,150	—
One-time CIT adjustment	—	(4,652)	—	(4,652)
Income taxes on adjustments	(545)	(1,564)	(11,285)	(1,601)
Operating earnings	$56,913	$44,863	$216,296	$174,048

RECONCILIATION OF REPORTED DILUTED EPS (GAAP) TO OPERATING DILUTED EPS (NON-GAAP MEASURE)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
Reported diluted EPS	$0.92	$0.82	$3.60	$3.31
Pre-tax Entergy transaction related expenses	0.17	0.16	0.51	0.16
Pre-tax liability for audit related refund	—	—	0.25	—
One-time CIT adjustment	—	(0.09)	—	(0.09)
Income taxes on adjustments	—	(0.03)	(0.22)	(0.03)
Operating diluted EPS	$1.09	$0.86	$4.14	$3.35

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,	December 31,
(in thousands, except share data)	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$26,187	$58,344
Accounts receivable	72,192	76,895
Inventory	37,357	34,855
Deferred income taxes	23,014	20,636
Regulatory assets — revenue accruals, including accrued interest	7,489	6,639
Prepaid assets	29,235	4,129
Other	2,752	30
Total current assets	198,226	201,528
Property, plant and equipment (net of accumulated depreciation and amortization of $1,269,810 and $1,193,164, respectively)	4,134,579	3,415,823
Other assets
Goodwill	950,163	950,163
Intangible assets (net of accumulated amortization of $18,397 and $15,276, respectively)	48,492	46,885
Other regulatory assets	180,378	161,987
Deferred financing fees (net of accumulated amortization of $17,838 and $14,594, respectively)	19,293	20,989
Other	33,678	25,991
Total other assets	1,232,004	1,206,015
TOTAL ASSETS	$5,564,809	$4,823,366
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$123,022	$136,934
Accrued payroll	20,740	18,013
Accrued interest	44,708	43,642
Accrued taxes	28,117	25,627
Regulatory liabilities — revenue deferrals, including accrued interest	53,763	46,579
Refundable deposits from generators for transmission network upgrades	40,745	38,805
Debt maturing within one year	651,929	—
Other	40,287	5,867
Total current liabilities	1,003,311	315,467
Accrued pension and postretirement liabilities	53,243	44,923
Deferred income taxes	460,072	373,268
Regulatory liabilities — revenue deferrals, including accrued interest	28,613	50,917
Regulatory liabilities — accrued asset removal costs	75,477	83,934
Refundable deposits from generators for transmission network upgrades	7,623	14,570
Other	26,317	36,373
Long-term debt	2,495,298	2,645,022
STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 52,248,514 and 51,323,368 shares issued and outstanding at December 31, 2012 and 2011, respectively	989,334	943,444
Retained earnings	443,569	330,816
Accumulated other comprehensive loss	(18,048)	(15,368)
Total stockholders’ equity	1,414,855	1,258,892
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,564,809	$4,823,366

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve months ended
	December 31,
(in thousands)	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$187,876	$171,685
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	106,512	94,981
Recognition, refund and collection of revenue accruals and deferrals — including accrued interest	(13,052)	56,944
Deferred income tax expense	67,285	30,797
Allowance for equity funds used during construction	(23,000)	(16,699)
Other – net	13,772	13,361
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	1,721	2,434
Inventory	(2,502)	7,431
Prepaid and other current assets	(25,102)	1,134
Accounts payable	(5,400)	12,573
Accrued payroll	1,583	(1,096)
Accrued interest	1,066	917
Accrued taxes	24,247	34,279
Tax benefit for excess tax deductions of share-based compensation	(23,022)	(28,114)
Other current liabilities	2,912	(246)
Other non-current assets and liabilities, net	12,627	535
Net cash provided by operating activities	327,523	380,916
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(802,763)	(556,931)
Proceeds from sale of securities	5,935	3,839
Purchases of securities	(11,779)	(8,136)
Other	(454)	1,033
Net cash used in investing activities	(809,061)	(560,195)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	175,000	—
Borrowings under revolving credit agreements	1,355,150	1,065,215
Borrowings under term loan credit agreement	200,000	—
Repayments of revolving credit agreements	(1,228,410)	(917,555)
Issuance of common stock	14,189	18,993
Dividends on common stock	(75,153)	(70,363)
Refundable deposits from generators for transmission network upgrades	33,310	35,768
Repayment of refundable deposits from generators for transmission network upgrades	(38,253)	(6,976)
Tax benefit for excess tax deductions of share-based compensation	23,022	28,114
Other	(9,474)	(10,682)
Net cash provided by financing activities	449,381	142,514
NET DECREASE IN CASH AND CASH EQUIVALENTS	(32,157)	(36,765)
CASH AND CASH EQUIVALENTS — Beginning of period	58,344	95,109
CASH AND CASH EQUIVALENTS — End of period	$26,187	$58,344